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                                 EXHIBIT 3.01

                            CERTIFICATE OF AMENDMENT
                  OF THE RESTATED ARTICLES OF INCORPORATION OF
                               CISCO SYSTEMS, INC.

I. The undersigned, Larry R. Carter, hereby certifies that he is and at all times herein mentioned has been, the duly elected and acting Vice President and Secretary of Cisco Systems, Inc., a California corporation (the "Corporation"), and further certifies that:

II. Article IV (A) of the Restated Articles of Incorporation of the Corporation ("the Restated Articles") is hereby amended to read in its entirety as follows:

                  "(A) CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the corporation is authorized to issue is One Billion Two Hundred Five Million (1,205,000,000) shares. One Billion Two Hundred Million (1,200,000,000) shares shall be Common Stock and Five Million (5,000,000) shares shall be Preferred Stock.

                  As of February 2, 1996, each share of Common Stock outstanding is split into two (2) shares of Common Stock."

III. The foregoing Certificate of Amendment has been duly approved by the Board of Directors of the Corporation.
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IV.      The foregoing Certificate of Amendment of the Restated Articles of
Incorporation does not require shareholder approval pursuant to Section 902(c) of the General Corporation Law of the State of California. No shares of Preferred Stock are outstanding.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on January 31, 1996.



                                         ------------------------------
                                         Larry R. Carter
                                         Vice President and Secretary

         The undersigned certifies under penalty of perjury that he has read the foregoing Certificate of Amendment and knows the contents thereof, and that the statements therein are true.

         Executed at San Jose, California, on January 31, 1996

                                         ------------------------------
                                         Larry R. Carter